Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Alteon Inc. on Form S-8 of our report dated February 25, 2005, on our audit of the financial statements of Alteon Inc. as of December 31, 2004 and for the year then ended, included in the Company’s Annual Report on Form 10-K, and our report dated April 22, 2005 on our audit of Alteon Inc.’s internal control over financial reporting and management’s assessment of Alteon Inc.’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K/A.

/s/ J.H. Cohn LLP

Roseland, New Jersey
July 6, 2005